BABY ALL CORP.

Subscription Agreement

Baby All Corp.

Attention:  Ms. Efrat Schwartz

Re:  Prospectus, dated                          2011

Dear Ms. Schwartz:

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the prospectus, dated __________________, 2011, of Baby All Corp, a Delaware Corporation, (the "Prospectus" and the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for ____________ shares of the Company’s common stock ("Common Stock") at $0.03 per share, for an aggregate purchase price of $____________.

Payment of $______ as payment in full of the purchase price is being made via check directly to BABY ALL CORP.

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned within twelve business days of the Company’s receipt such funds, without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

the foregoing Subscription is hereby accepted in full on behalf  of BABY ALL CORP.

Date ___________________.

BABY ALL CORP.

By:

EFRAT SCHWARTZ